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                                                                    EXHIBIT 12.1

                                   ONEOK, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                        YEARS ENDED                             YEARS ENDED
                                                                        DECEMBER 31,                             AUGUST 31,
                                                        -------------------------------------------     ----------------------------
(Unaudited)                                                 2002            2001           2000            1999           1998
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                                                                                   (Thousands of Dollars)
Fixed Charges, as defined
  Interest on long-term debt                            $     87,933    $    109,229    $    90,027     $    37,087    $    30,846
  Other interest                                              10,523          27,454         24,775          14,440          3,723
  Amortization of debt discount and expense                    7,949           3,475          3,828           1,282            506
  Interest on lease agreements                                 8,878           5,698          3,497           2,604          2,325
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    Total Fixed Charges                                      115,283         145,856        122,127          55,413         37,400
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Earnings before income taxes and undistributed
 income from equity investees                                258,095         108,218        220,324         160,032        160,053
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Earnings available for fixed charges                    $    373,378    $    254,074    $   342,451     $   215,445    $   197,453
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Ratio of earnings to fixed charges                              3.24x           1.74x          2.80x           3.89x          5.28x
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

For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of income from continuing operations before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.